Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports a 236% Year-over-Year Increase in Operating Income

LEAWOOD, KANSAS, USA - July 27, 2022 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports second quarter 2022 financial results.

Euronet reports the following consolidated results for the second quarter 2022 compared with the same period of 2021:

•	Revenues of $843.3 million, an 18% increase from $714.7 million (28% increase on a constant currency[1] basis).
•	Operating income of $101.1 million, a 236% increase from $30.1 million (279% increase on a constant currency basis).
•	Adjusted EBITDA[2] of $147.2 million, a 97% increase from $74.7 million (119% increase on a constant currency basis).
•	Net income attributable to Euronet of $57.3 million, or $1.08 diluted earnings per share, compared with $8.6 million, or $0.16 diluted earnings per share.
•	Adjusted earnings per share[3] of $1.73, a 226% increase from $0.53.
•
Euronet's cash and cash equivalents were $1,014.9 million and ATM cash was $890.8 million, totaling $1,905.7 million as of June 30, 2022, and availability under its revolving credit facilities was approximately $475 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am very pleased that we were able to deliver a fourth consecutive quarter of strong double-digit consolidated year-over-year revenue and adjusted EBITDA growth rates," stated Michael J. Brown, Euronet's Chairman and CEO. "We continued to see a strong rebound in our EFT transactions stemming from a recovery in travel as COVID restrictions are being lifted, while at the same time providing Ukrainians more than 1.7 million free ATM withdrawal transactions as they seek shelter in surrounding countries. In Money Transfer, we saw continued growth in both our physical and digital distribution networks, which included a nice rebound in transactions in the Asia Pacific region as COVID restrictions are being lifted. And, in epay we continued to see growth in content sold through both physical and digital channels."

"As I look at our business, I'd be remiss not to address the current macroeconomic trends, such as the strengthening U.S. dollar, rising interest rates, inflation, as well as staffing and operational issues within the travel industry. While these items have not had a material impact on our gross profits, we have started to see some evidence of pressure on our epay and Money Transfer transactions and we do expect an increasing impact on our expenses as we move through the second half of the year - particularly when compared to the last pre-COVID year of 2019," continued Mr. Brown. "While the uncertainty created by these events is not what we prefer, we have a proven track record of continuing to grow our business through the various economic cycles - both good and bad.  The diversity of our products and markets together with strong demand for our leading technology products supports our view that we will continue to post solid growth rates for the full year."

Taking into consideration current trends in the business and global economy, the latest global COVID-19 landscape and historical seasonal patterns, the Company anticipates that its third quarter 2022 adjusted EBITDA will be in the range of approximately $210 million to $220 million.  Moreover, these same macro conditions, including, but not limited to, disruption in the travel industry, COVID-19 variants, inflation and related inflation control measures lead the Company to anticipate that it will complete the full year 2022 with adjusted EPS in the range of $6.30 to $6.40. This outlook does not include any change in foreign exchange rates, interest rates, changes in COVID-19 containment, changes in travel patterns stemming from the war in Ukraine, or other unusual factors that may develop throughout the quarter.

Segment and Other Results

The EFT Processing Segment reports the following results for the second quarter 2022 compared with the same period or date in 2021:

•	Revenues of $249.0 million, a 119% increase from $113.5 million (144% increase on a constant currency basis).
•	Operating income of $54.8 million, a 317% improvement from an operating loss of ($25.3) million (341% improvement on a constant currency basis).
•	Adjusted EBITDA of $80.5 million an improvement from ($3.1) million.
•	Transactions of 1,573 million, a 59% increase from 988 million.
•	Total of 51,062 installed ATMs as of June 30, 2022, a 10% increase from 46,246. Operated 50,178 active ATMs as of June 30, 2022, a 15% increase from 43,559 as of June 30, 2021.

Improvements in revenue, operating income and adjusted EBITDA in the second quarter 2022 were driven by increased domestic and international withdrawal transactions resulting from a strong recovery in travel as COVID-19 restrictions lift, more POS processing revenue from the acquisition of Piraeus Bank's merchant acquiring business in March 2022, as well as a continued benefit from a significant volume increase in low-priced payment processing transactions from the Asia Pacific market.

The EFT Segment's total installed ATMs grew 10%, largely from the addition of more than 3,000 Euronet-owned ATMs, 1,100 new outsourcing ATMs and the addition of approximately 690 low-margin ATMs in India. The difference between installed and active ATMs is from ATMs deactivated due to seasonal closures or COVID-19-related travel restrictions. At the end of the second quarter of 2022, approximately 885 ATMs remained closed due to seasonal locations or continued COVID-19 travel restrictions -- approximately 65% less than the 2,687 that were closed at the end of the second quarter 2021.

The epay Segment reports the following results for the second quarter 2022 compared with the same period or date in 2021:

•	Revenues of $227.7 million, a 7% decrease from $243.9 million (2% increase on a constant currency basis).
•	Operating income of $24.3 million, an 11% decrease from $27.2 million (1% decrease on a constant currency basis).
•	Adjusted EBITDA of $25.9 million, a 12% decrease from $29.3 million (2% decrease on a constant currency basis).
•	Transactions of 1,116 million, a 42% increase from 788 million.
•	Point-of-sale ("POS") terminals of approximately 762,000 as of June 30, 2022, a 2% increase from approximately 748,000.
•	Retailer locations of approximately 339,000 as of June 30, 2022, a 2% increase from approximately 333,000.

Constant currency revenue and transaction growth was driven by continued expansion of digital branded payments and mobile growth, together with the continued expansion of the digital distribution channel.  Offsetting constant currency revenue growth was the impact of the previously disclosed loss of a key customer in Europe.  Moreover, while not significant in the second quarter, we began to see trends in the more discretionary use products that suggest inflation may have contributed a certain amount of pressure on the Segment's results.

The Money Transfer Segment reports the following results for the second quarter 2022 compared with the same period or date in 2021:

•	Revenues of $368.5 million, a 3% increase from $359.3 million (9% increase on a constant currency basis).
•	Operating income of $40.6 million, an 8% decrease from $44.0 million (3% increase on a constant currency basis).
•	Adjusted EBITDA of $49.2 million, an 8% decrease from $53.2 million (2% increase on a constant currency basis).
•	Total transactions of 37.3 million, a 9% increase from 34.2 million.
•	Network locations of approximately 504,000 as of June 30, 2022, a 3% increase from approximately 490,000.

Second quarter revenue growth was the result of 10% growth in U.S.-outbound transactions, 11% growth in international-originated money transfers - which included 11% growth in both transfers initiated largely in Europe and those initiated in the Middle East and Asia - and 37% growth in direct-to-consumer digital transactions, partially offset by declines in the U.S. domestic business. Operating income and adjusted EBITDA were lower from continued investments in physical and digital network expansion, higher costs to support technology and certain new product development and advertising costs in the current period. Moreover, while not significant in the second quarter, the Money Transfer Segment began to see decreases in average send amounts which suggests inflation may have contributed to a certain amount of pressure on the Segment's results.

While the Money Transfer Segment continued to grow network locations year-over-year by 3%, the Segment suspended its service to Russia, Belarus and Tajikistan during the first quarter 2022 which resulted in a decline in location count by more than 20,000 locations. The closure of these locations had a nominal impact on our revenue and operating profits.

Corporate and Other reports $18.6 million of expense for the second quarter 2022 compared with $15.8 million for the second quarter 2021. The increase in corporate expense for the second quarter is largely due to higher short-term compensation expense due to improved Company performance.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,014.9 million as of June 30, 2022, compared to $986.5 million as of March 31, 2022. The increase in unrestricted cash and cash equivalents is largely from cash generated from operations of approximately $75 million in the second quarter of 2022 as well as short-term borrowings to fund ATM cash and certain working capital needs - which is also reflected in the increase in debt. This increase is partially offset by cash placed into the ATMs in response to increased travel demands, share repurchases of $104.6 million and working capital requirements.

Total indebtedness was $2.09 billion as of June 30, 2022, compared to $1.77 billion as of March 31, 2022. As of June 30, 2022, availability under the Company's revolving credit facilities was approximately $475 million.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income (loss) and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash interest expense, e) non-cash income tax expense, f) other non-operating or non-recurring items and g) dilutive shares relate to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on July 28, 2022, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments and the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone please register at Euronet Worldwide Second Quarter Earnings Call. The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should register at least five minutes prior to the scheduled start time of the event. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is a leading global financial technology solutions and payments provider. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic transaction processing of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 51,062 ATMs, approximately 569,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 63 countries; card software solutions; a prepaid processing network of approximately 762,000 POS terminals at approximately 339,000 retailer locations in 63 countries; and a global money transfer network of approximately 504,000 locations serving 182 countries and territories. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 190 countries and territories. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic;inflation; the war in the Ukraine and the related economic sanctions; our ability to successfully integrate the operations of Piraeus Merchant Services; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2022	December 31,
	(unaudited)	2021

ASSETS
Current assets:
Cash and cash equivalents	$1,014.9	$1,260.5
ATM cash	890.8	543.4
Restricted cash	6.6	3.7
Settlement assets	1,057.4	1,102.4
Trade accounts receivable, net	195.4	203.0
Prepaid expenses and other current assets	344.2	195.4

Total current assets	3,509.3	3,308.4

Property and equipment, net	332.9	345.4
Right of use lease asset, net	151.0	161.5
Goodwill and acquired intangible assets, net	1,005.1	739.4
Other assets, net	197.2	189.6

Total assets	$5,195.5	$4,744.3

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,057.4	$1,102.4
Accounts payable and other current liabilities	769.6	693.2
Current portion of operating lease liabilities	48.9	52.1
Short-term debt obligations	453.6	4.9

Total current liabilities	2,329.5	1,852.6

Debt obligations, net of current portion	1,638.7	1,420.1
Operating lease liabilities, net of current portion	103.6	111.4
Capital lease obligations, net of current portion	1.7	2.9
Deferred income taxes	33.8	46.5
Other long-term liabilities	69.1	55.3

Total liabilities	4,176.4	3,488.8

Equity	1,019.1	1,255.5

Total liabilities and equity	$5,195.5	$4,744.3

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2022	2021

Revenues	$843.3	$714.7

Operating expenses:
Direct operating costs	500.7	470.8
Salaries and benefits	131.3	121.1
Selling, general and administrative	74.2	59.1
Depreciation and amortization	36.0	33.6
Total operating expenses	742.2	684.6
Operating income	101.1	30.1

Other income (expense):
Interest income	0.2	0.2
Interest expense	(8.8)	(9.4)
Foreign currency exchange (loss) gain	(14.7)	0.1
Total other expense, net	(23.3)	(9.1)
Income before income taxes	77.8	21.0

Income tax expense	(20.7)	(12.4)

Net income	57.1	8.6
Net loss attributable to noncontrolling interests	0.2	—
Net income attributable to Euronet Worldwide, Inc.	$57.3	$8.6
Add: Interest expense from assumed conversion of convertible notes, net of tax	1.1	—
Net income for diluted earnings per share calculation	$58.4	$8.6
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.08	$0.16

Diluted weighted average shares outstanding	53,766,914	54,008,839

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Loss) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended June 30, 2022

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$57.1

Add: Income tax expense					20.7
Add: Total other expense, net					23.3

Operating (expense) income	$54.8	$24.3	$40.6	$(18.6)	$101.1

Add: Depreciation and amortization	25.7	1.6	8.6	0.1	36.0
Add: Share-based compensation	—	—	—	10.1	10.1

Earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$80.5	$25.9	$49.2	$(8.4)	$147.2

	Three months ended June 30, 2021

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$8.6

Add: Income tax expense					12.4
Add: Total other expense, net					9.1

Operating (loss) income	$(25.3)	$27.2	$44.0	$(15.8)	$30.1

Add: Depreciation and amortization	22.2	2.1	9.2	0.1	33.6
Add: Share-based compensation	—	—	—	11.0	11.0

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$(3.1)	$29.3	$53.2	$(4.7)	$74.7

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2022	2021

Net income attributable to Euronet Worldwide, Inc.	$57.3	$8.6

Foreign currency exchange loss (gain)	14.7	(0.1)
Intangible asset amortization(1)	7.7	5.8
Share-based compensation(2)	10.1	11.0
Non-cash interest accretion(3)	—	4.0
Income tax effect of above adjustments(4)	(4.7)	(1.3)
Non-cash GAAP tax expense(5)	3.5	1.1

Adjusted earnings(6)	$88.6	$29.1

Adjusted earnings per share - diluted(6)	$1.73	$0.53

Diluted weighted average shares outstanding (GAAP)	53,766,914	54,008,839
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	—
Effect of unrecognized share-based compensation on diluted shares outstanding	226,318	419,919
Adjusted diluted weighted average shares outstanding	51,211,414	54,428,758

(1) Intangible asset amortization of $7.7 million and $5.8 million are included in depreciation and amortization expense of $36.0 million and $33.6 million for the three months ended June 30, 2022 and June 30, 2021, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $10.1 million and $11.0 million are included in salaries and benefits expense of $131.3 million and $121.1 million for the three months ended June 30, 2022 and June 30, 2021, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $4.0 million is included in interest expense for the three months ended June 30, 2021, in the consolidated statements of operations.  The non-cash interest accretion for the convertible notes was reduced to $0 for the three months ended June 30, 2022, due to the adoption of ASC 2020-06 "Accounting for Convertible Instruments and Contracts in an Entity's Own Equity."

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income (loss) and earnings per share computed in accordance with U.S. GAAP.